Exhibit 99.5

Form of Notice of Withdrawal

        McDONALD'S CORPORATION
Offer to Exchange
Up to
16,539,967 Shares of Class B Common Stock of
CHIPOTLE MEXICAN GRILL, INC.
which are owned by McDonald's Corporation
for Outstanding Shares of Common Stock of
McDONALD'S CORPORATION

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 5, 2006 UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

        The undersigned acknowledges receipt of the Prospectus-Offer to Exchange dated September 8, 2006 of McDonald's Corporation ("McDonald's"), a Delaware corporation, for the offer to exchange up to 16,539,967 shares of class B common stock of Chipotle Mexican Grill, Inc. ("Chipotle"), a Delaware corporation, for outstanding shares of McDonald's common stock that are validly tendered and not properly withdrawn in the exchange offer. All withdrawals of shares of McDonald's common stock previously tendered in the exchange offer must comply with the procedures described in the Prospectus–Offer to Exchange under "The Exchange Offer—Withdrawal Rights."

        The undersigned has identified in the table below the shares that it is withdrawing from the exchange offer:

McDonald's Common Stock to be Withdrawn:

Certificated Shares		Direct Registration Shares*	MCDirect Shares

Share Certificate Number(s)	Number of Shares to be Withdrawn and Date(s) such Shares Were Tendered	Number of Shares to be Withdrawn and Date(s) such Shares Were Tendered	Number of Shares to be Withdrawn and Date(s) such Shares Were Tendered

TOTAL NUMBER OF SHARES OF COMMON STOCK WITHDRAWN

        * If any shares of McDonald's common stock were tendered through The Depository Trust Company (DTC), please provide the DTC Participant Number. This form should only be used for withdrawals of shares delivered through DTC if the undersigned needs to withdraw shares on the final day of the exchange offer and withdrawal through DTC is no longer available. Otherwise, the DTC form of withdrawal should be used for such shares.

        You may transmit this Notice of Withdrawal to the exchange agent of the exchange offer, Computershare Trust Company, N.A., by facsimile transmission at (781) 380-3388 and confirm the receipt of such facsimile transmission at (781) 843-1833 extension 200.

        This notice of withdrawal must be signed below by the registered holder(s) of the shares of McDonald's common stock tendered as its or their names appear on the certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) by endorsements and documents transmitted with the letter of transmittal used to tender such shares. If signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, please set forth the full title of such persons.

Name(s):
Account Number(s):
Signature(s):
Capacity (full title):
Address (including Zip Code):
Area Code and Telephone Number:
Tax Identification or Social Security No.:
Dated:	, 2006
DTC Participant Number (applicable for shares tendered through DTC only):

        McDonald's will determine all questions as to the validity, form and eligibility (including time of receipt) of any notice of withdrawal in its sole discretion, and its determination shall be final and binding. None of McDonald's, the dealer manager, the exchange agent, the information agent or any other person is under any duty to give notice of any defects or irregularities in any notice of withdrawal and none of them will incur any liability for failure to give any such notice.